Exhibit 5.1

August 26, 2022

Strong Global Entertainment, Inc.
5960 Fairview Road, Suite 275

Charlotte, NC 28210

Dear Sirs:

Re:	Strong Global Entertainment, Inc. – Registration Statement on Form S-1 (File No. 333-264165)

We have acted as Canadian counsel to Strong Global Entertainment, Inc. (the “Company”), a company existing under the Business Corporations Act (British Columbia), in connection with the preparation and filing by the Company with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended (the “Securities Act”), of a Registration Statement on Form S-1 (File No. 333-264165) (as amended or supplemented, the “Registration Statement”), relating to the offering of up to 3,450,000, Class A Common Voting Shares of the Company (the “Common Shares”), inclusive of up to 450,000 Common Shares that may be issued and sold upon the exercise of an over-allotment option granted to certain underwriters (collectively, the “Offered Shares”), and the issuance of up to 172,500 Common Shares (the “Warrant Shares”) issuable upon exercise of the Representative’s Warrants (as defined in the Registration Statement). The Offered Shares will be issued and sold as described in the Registration Statement pursuant to an underwriting agreement, substantially in the form filed as an exhibit to the Registration Statement, to be entered into by the Company and the underwriters (the “Underwriting Agreement”).

In connection with this opinion, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of:

(a)	the Registration Statement, including the exhibits thereto; and

(b)

a certificate of an officer of the Company dated August 26, 2022 (the “Officer’s Certificate”), with respect to certain factual matters referred to herein, to which is attached a certified copy of the following:

(i)	the Company’s Notice of Articles (the “Notice of Articles”), as in effect on the date hereof;

(ii)	the Company’s Articles (together with the Notice of Articles, the “Constating Documents”), as in effect on the date hereof;

(iii)	minutes of a meeting of the directors of the Company held April 4, 2022; and

(iv)	consent resolutions of all of the directors of the Company, dated May 25, 2022.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers, or other representatives of the Company, and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

We have also considered such questions of law and examined such statutes, regulations and orders, certificates, records of corporate proceedings and other documents and have made such other examinations, searches and investigations as we have considered necessary for the purpose of rendering this opinion.

Gowling WLG (Canada) LLP Suite 2300, Bentall 5, 550 Burrard Street Vancouver BC V6C 2B5 Canada	T +1 604 683 6498 F +1 604 683 3558 gowlingwlg.com	Gowling WLG (Canada) LLP is a member of Gowling WLG, an international law firm which consists of independent and autonomous entities providing services around the world. Our structure is explained in more detail at gowlingwlg.com/legal.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic, electronic, or facsimile copies and the authenticity of the originals of such documents. In making our examination of executed documents or documents which may be executed, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties, of such documents and that (except to the extent we have opined on such matters below) such documents constitute or will constitute valid and binding obligations of the parties thereto.

As to any facts material to the opinion expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others. We have also assumed that:

(a)

at the time of issuance of any Offered Shares and Warrant Shares, the Constating Documents and the Applicable Laws (defined below) shall not have been amended so as to affect the validity of such issuance; and

(b)

the Warrant Shares will be issued in accordance with the terms of the certificate representing the Representative’s Warrants (the “Warrant Certificate”) substantially in the form attached to the Underwriting Agreement.

We are qualified to carry on the practice of law in the Province of British Columbia. The opinion expressed herein is limited to the laws of the Province of British Columbia and the federal laws of Canada applicable therein (the “Applicable Laws”).

Based and relying upon and subject to the foregoing, we are of the opinion that, with respect to any Offered Shares which may be offered pursuant to the Registration Statement or Warrant Shares that may be issued upon exercise of the Representative’s Warrants, when:

(a)	the Offered Shares are issued in accordance with the terms of the Underwriting Agreement or the Warrant Shares are issued in accordance with the terms of the Warrant Certificate, as applicable; and

(b)	full consideration for such Offered Shares or Warrant Shares, as applicable, is received by the Company,

such Offered Shares or Warrant Shares, as applicable, will be duly authorized and validly issued as fully paid and non-assessable Common Shares.

This opinion has been prepared for your use in connection with the Registration Statement and is expressed as of the date hereof. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Registration Statement, the Underwriting Agreement, the Warrant Certificate, the Offered Shares or the Warrant Shares.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in Applicable Laws.

Yours truly,

/s/ Gowling WLG (Canada) LLP

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